PRESS RELEASE

For Immediate Release
CRESCENT TO WEBCAST TAHOE INVESTOR TOUR PRESENTATION
FORT WORTH, TEXAS, September 21, 2005—Crescent Real Estate Equities Company (NYSE:CEI) today announced that it will host an audio webcast of the management presentation scheduled to be made during its sponsored tour of its resort residential development in and around Tahoe, California. The live webcast, which will also be made available for a period of time following the event, is scheduled for Monday, September 26, 2005, from 8:30 A.M. to 10:00 A.M. Pacific Time. The webcast can be accessed on the Company’s website at www.crescent.com in the investor relations section.
The management presentation will feature John C. Goff, Crescent’s Vice Chairman and Chief Executive Officer, as well as Harry Frampton and Blake Riva, Managing Partner and Senior Partner, respectively, of East West Partners, Crescent’s primary resort residential development partner.
ABOUT THE COMPANY
Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 75 premier office buildings totaling more than 30 million square feet located in select markets across the United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. Crescent also makes strategic investments in resort residential development, as well as destination resorts, including Canyon Ranch®. For more information, visit the Company’s website at http://www.crescent.com.
FOR MORE INFORMATION
 Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412

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